UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2014

Knowles Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36102	90-1002689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1151 Maplewood Drive Itasca, Illinois	60143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 630-250-5100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated With Exit or Disposal Activities.

On April 1, 2014, the Board of Directors of Knowles Corporation (the “Company”) authorized the closure of the Company’s Vienna, Austria manufacturing facility. The closure is expected to be substantially completed by mid-year 2014, and savings are expected to be realized beginning in the fourth quarter of 2014. The closure is part of the Company’s previously-announced plan to consolidate its manufacturing footprint, and is expected to contribute to the previously-announced target of $40 million to $50 million in annualized cost savings. Production at the Vienna facility will be transferred to the Company’s Asian facilities, while research and development and advanced process manufacturing capabilities will be maintained in Vienna.

Pre-tax charges associated with the closure of the Vienna facility are estimated to be $72 million to $77 million. Of this total amount, $40 million to $45 million relates to non-cash asset impairment charges and approximately $26 million (inclusive of an existing $6 million statutory accrual) relates to employee redundancy costs, primarily severance and pension costs. The balance relates to other costs associated with the closure, including production transfer costs. Approximately $32 million of the $72 million to $77 million in pre-tax charges is expected to result in future cash expenditures. The Company expects that the majority of the charges associated with the closure of the Vienna facility will be recorded in the second quarter of 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNOWLES CORPORATION

Date: April 3, 2014

	By:	/s/ Thomas G. Jackson
Thomas G. Jackson
Senior Vice President, General Counsel & Secretary

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